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                                                                    EXHIBIT 12.1

                        Gray Communications Systems, Inc.
                       Ratio of Earnings to Fixed Charges


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
                                                              For the Year Ended December 31,
                                                       ------------------------------------------------
                                                        1997      1998      1999      2000       2001
                                                      -------   -------   -------   -------    -------
                                                                   (Dollars in thousands)
RATIO OF EARNINGS TO FIXED CHARGES:
  Pretax income from continuing operations            $(1,162)  $69,804   $(8,625)  $(8,078)   $(19,290)
  Fixed charges                                        21,861    25,454    31,021    39,957      35,783
                                                      -------   -------   -------   -------     -------
  Earnings                                            $20,699   $95,258   $22,396   $31,879     $16,493
                                                      =======   =======   =======   =======     =======
  Interest expense including
    amortization of deferred financing costs          $21,861   $25,454   $31,021   $39,957     $35,783
                                                      -------   -------   -------   -------     -------
  Fixed charges                                       $21,861   $25,454   $31,021   $39,957     $35,783
                                                      =======   =======   =======   =======     =======
  Ratio of earnings to fixed charges                      0.9       3.7       0.7       0.8         0.5
                                                      =======   =======   =======   =======     =======
PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES:
  Pretax income from continuing operations            $(1,162)  $69,804   $(8,625)  $(8,078)   $(19,290)
  Pro forma fixed charges                              21,861    25,454    31,021    39,957      35,783
                                                      -------   -------   -------   -------     -------
  Earnings                                            $20,699   $95,258   $22,396   $31,879    $ 16,493
                                                      =======   =======   =======   =======     =======
  Pro forma interest expense including
    amortization of deferred financing costs          $21,594   $25,187   $30,754   $39,690     $35,622
                                                      -------   -------   -------   -------     -------
  Pro forma fixed charges                             $21,594   $25,187   $30,754   $39,690     $35,622
                                                      =======   =======   =======   =======     =======
  Pro Forma ratio of earnings to fixed charges            1.0       3.8       0.7       0.8         0.5
                                                      =======   =======   =======   =======     =======
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